SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10 - Amendment No. 3

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

THE PARKVIEW GROUP, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER) File No. 000-53491

DELAWARE	65-0918608

(State or Other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification No.)

21301 POWERLINE ROAD, SUITE 103
BOCA RATON, FL	33433

(Address of Principal Executive Offices)	(Zip Code)

(561) 789-4162

(Registrant’s Telephone Number, Including Area Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which
To Be So Registered	Each Class Is To Be Registered

     Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock

(Title of Class)

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated filer ☐
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

-ii-

INTRODUCTION

          This is the Registration Statement on Form 10 for the common stock, $0.001 par value per share (the “Common Stock”), of The Parkview Group, Inc. (“Parkview” or the “Company”), a corporation formed under the laws of the State of Delaware. This Registration Statement is being filed on a voluntary basis to provide current public information to the investment community in anticipation of Parkview applying to have its shares of Common Stock quoted for trading on the Over the Counter Electronic Bulletin Board (the “OTCBB”). There is, and can be, no assurance that its application will be granted and, if granted, that an active trading market will be established or maintained for the Common Stock. At the present time, the Common Stock is not quoted for trading on any exchange.

          Once this Registration Statement is deemed effective, the Company will be subject to the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the rules and regulations promulgated thereunder, which will require Parkview to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company will also be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

PART I

Item 1. Business

History Parkview was formed on April 7, 1999. From its inception Parkview has been in the business of providing management consulting services to corporate clients comprised primarily of (i) analyzing and addressing clients’ management requirements, (ii) developing strategic initiatives and related industry partnerships, including providing assistance with respect to joint ventures and strategic business alliances, (iii) assisting with the negotiation of contracts between the client and its suppliers and customers, (iv) analyzing the client’s present and prospective corporate organizational structure, (v) providing recommendations with respect to legal, accounting, and other professionals to be retained by the client, (vi) assessing the structure of the client’s board of directors and assisting the client in establishing audit and compensation committees, and (vii) providing advice to the client regarding the appropriate levels and forms of executive and director compensation, whenever it has been able to acquire a contract for its services. Through December 2006, the Company realized annual revenues for its services, albeit not consistently resulting in annual profits.

Since January 2007, Parkview has not been able to generate any revenue from services. From January 2007 to the present, the Company’s management has focused its efforts on raising capital, planning for future operations, developing marketing strategies and exploring for potential commercial opportunities. It has funded those non-revenue producing operations and met its financial obligations as needed since January 2007 by liquidation of investment securities contributed by prior management as additional paid-in cap i tal and through private placement offerings of its restricted Common Stock. Due to the Company’s failure to generate operating revenues during the two (2) fiscal years ended December 31, 2008, Parkview has been classified as a development stage company since January 2007.

          On May 20, 2008, Richard B. Frost was appointed the president of Parkview. During the past five (5) years Mr. Frost has had extensive experience in the operation and management of specialty pharmaceutical companies. He has significant experience and expertise in the sales, marketing, and distribution of both products and services, domestically and internationally. Consistent with Mr. Frost’s background, Parkview plans to offer sales, marketing, and distribution consulting to its prior and prospective clients. To date, no material progress has been made by the Company in expanding its business model.

          On October 23, 2008, Parkview formed a wholly-owned subsidiary, Distressed Assets Disposition Services, Inc. (“DADS”), a Florida corporation, as the vehicle through which Parkview also intends to seek to opportunistically exploit what it views as a rapidly growing distressed assets market. DADS will assist businesses with the disposition of some or all of their tangible and intangible assets that may be considered distressed due to contracting markets, inefficient pricing mechanisms, and illiquidity often directly linked to obsolescence, workforce reduction, discontinued operations, or relocation. Parkview anticipates and is planning to assist other businesses by arranging sales of distressed assets to potential buyers known to Parkview’s personnel, soliciting bids for their distressed assets from other companies with operations in the same industry as its distressed assets client, placing advertisements in industry specific publications, participating in auctions through auction intermediaries such as eBay and, perhaps, developing its own proprietary internet-based auction site. In particular, Parkview expects to assist its clients with the disposition of distressed assets comprised of excess inventory, new and pre-owned business furniture, fixtures and equipment and health care related products.

          Initially, due to financial constraints, DADS will assist companies with the disposition of their distressed assets acting on an agency basis, and will earn a negotiated cash fee that will be contingent upon the successful disposition of the subject distressed assets. In addition, from time to time, DADS may accept distressed assets for disposition on consignment, if the costs of the transportation and storage of the distressed assets are not deemed prohibitive. Finally, when and if DADS’ financial resources allow, it may act as a principal, buying and selling distressed assets for its own account. Principal activity, if any, will likely be reliant upon the availability of commercial credit to DADS, which credit may not be available on acceptable terms, or at all.

General

          From January 2007 to the present, the Company’s management has focused its efforts on raising capital, planning for future operations, developing marketing strategies and exploring for potential commercial opportunities. It has funded those non-revenue producing operations and met its financial obligations as needed since January 2007 by liquidation of investment securities contributed by prior management as additional paid-in capital and through private placement offerings of its restricted Common Stock. Due to the Company’s failure to generate operating revenues during the two (2) fiscal years ended December 31, 2008, Parkview is now and has been in the development stage since January 1, 2007. Operations have not generated revenue since the Company has been in the development stage, and additional planned operations have not yet started. From April 1999 through December 2006, Parkview engaged in providing management consulting services to various businesses operating in diverse industries. While its operations during that period were revenue producing, they were not always profitable.

          With the appointment of Richard B. Frost as the president of Parkview, on May 20, 2008, Parkview began exploring its prospects for expansion of its business model of providing management, sales, marketing, and distribution consulting services with a view toward resumption of revenue producing operations through enhanced services offering. With formation of its new wholly-owned subsidiary, Parkview also intends to explore opportunities presented by what it views as an increasing distressed assets business marketplace. To date, no material progress has been made by the Company in expanding its business model.

          Parkview might also consider other means of expanding its businesses in the future, such as through joint ventures or strategic business alliances. The Company anticipates that it may eventually have one or more opportunities to enter into joint ventures or strategic alliances with an entity or entities engaged in, or proposing to engage in, businesses that will be seen by the Company as, compatible or complementary to its operations or its expected operations at such time. Of particular interest to the Company would be collaborating with entities that are engaged in the health care industry, an industry in which Parkview’s Chief Executive Officer, Richard B. Frost, has a wealth of experience. There are currently no such opportunities or specific possibilities known to, or under consideration by, the Company. That sort of transaction, if any, might entail the issuance of additional shares of Parkview’s Common Stock or other securities. Should the Company engage in joint ventures or strategic business alliances in the future that do require dilutive issuance of additional shares of its Common Stock or the issuance of other securities, they will be made in compliance with applicable Federal and state securities and governing provisions of Delaware corporate law. Depending upon the structure of a given joint venture or strategic alliance, submission of information to shareholders regarding the proposed specific venture or alliance, or shareholder approval of it, may not be required. The Company currently has no specific plans for expansion through joint venture arrangements or entry into strategic business alliances and is accordingly unable now to estimate whether any suitable opportunities for expansion of its business in that manner might actually arise.

Management, Sales, Marketing, and Distribution Consulting Services

          Parkview has provided consulting services to corporate clients operating in a variety of industries.

          Beginning in April 1999 and for a period of twelve (12) months thereafter, Parkview provided management consulting to Bookdigital.com, Inc. (“BDC”) from time to time, on an as needed basis. Parkview did not have a written agreement with BDC. BDC was located in New York, New York and was in the business of selling on-line reference services.

          From April 1999 until February 2004, Parkview provided management consulting from time to time, on as needed basis, to Velocity Asset Management, Inc. (“VAM”), formerly known as Tele-Optics, Inc. Parkview did not have a written agreement with VAM. VAM was located in Wall, New Jersey and was in the business of purchasing distressed consumer receivables and collecting them by means of out-sourced litigation.

          From May 1999 and for a period of eighteen (18) months thereafter, Parkview provided management consulting to Renewable Resources, Inc. (“RRI”). Its consulting services were provided pursuant to the terms of a management services agreement between RRI and Parkview. RRI was located in Deer Park, New York, and was in the business of manufacturing, marketing, and distributing ink jet, laser, and toner cartridges.

          From April 2003 and for a period of thirty-six (36) months thereafter, Parkview provided management consulting to Advanced Imaging Systems, LLC (“AIS”).Its consulting services were provided pursuant to the terms of a management services agreement between AIS and Parkview. AIS was located in Pompano Beach, Florida and was in the business of manufacturing, marketing, and distributing custom plastic and paper cards, namely credit and debit cards, pre-paid telephone cards, value storage (gift) cards, access entry cards, and identity cards.

          From January 2007 and for the three year period ending on January 7, 2010, Parkview has been retained by Office Furniture Warehouse, Inc(“OFW”) to render assistance in the sales, marketing and distribution of its products and services from time-to-time, on an as-needed basis, pursuant to the terms of a Marketing Services Agreement between OFW and the Company. OFW has locations in Pompano Beach, Florida and Fort Lauderdale, Florida and is in the business of designing, marketing, delivering, and installing office furniture, office furniture systems, and office equipment. The Company’s non-exclusive contract with OFW provides for payment by OFW of all expenses incurred by the Company, and remuneration to Parkview in the amount of ten (10%) percent of gross revenues realized by OFW from customers located in Florida and introduced to OFW by the Company. To date, however, this engagement has not generated any revenue to Parkview.

          Since January 2007, the Company has failed to generate revenues from the rendering of its consulting services or any other operations. With the appointment of new executive management on May 20, 2008, Parkview began to explore other consulting opportunities. However, no assurance can be made that Parkview or its subsidiary, Distressed Assets Disposition Services, Inc., will be able to identify and secure any new opportunities or other prospective clients.

Provision of Consulting Services

          Parkview has in the past out-sourced the provision of consulting services to its clients. From time to time Parkview has sub-contracted with other consultants, accountants, and attorneys, as was required for the benefit of Parkview’s clients. Parkview currently has four (4) employees who are its officers, Richard B. Frost, president, Mark J. Hanna, executive vice-president, Bert L. Gusrae, secretary-treasurer, and Rebecca A. Lozano, vice president, none of whom currently devotes a significant amount of their time to the affairs of the Company or to the proposed affairs of the Company’s wholly-owned subsidiary. Parkview intends to employ additional consultants in the future, and each of the current employees intends to devote more of their time to the affairs of Parkview and its subsidiary in the future, as the business activities of Parkview may demand.

Competition

          Parkview expects to experience substantial competition in attempting to secure clients for its services. Its competitors include large international firms such as Booz Allen Hamilton and McKinsey & Company, as well as numerous regional and local advisory firms. Our current competitive position is poor at best and is severely hampered by the fact that almost all of our competitors, and potential competitors, possess significantly greater resources than Parkview and have longer operating histories. In addition, the economy is currently in the midst of a severe recession that has generally caused businesses to cut their operating budgets and restrict new expenditures, negatively affecting the universe of prospective clients for Parkview’s services and increasing competitive pressure.

          The Company currently employs direct solicitation of prospects through management’s networking efforts to attempt to secure clients. To date, management has solicited companies on behalf ot Parkview in various industries, including healthcare products, medical monitoring, apparel manufacturing, metel fabrication, and education. We haves not yet been retained by any such prospective clients, nor can we offer any assurance that we will ever be retained.

          In the future, should our resources permit , we anticipate placing, advertis e ments for our services in various trade publications and directories that have yet to be determined, and perhaps through development of a Parkview website.

Governmental Regulation

          Parkview and its subsidiary are not subject to any governmental regulations other than those regulations that are generally applicable to all businesses.

Employees

          Parkview has no employees, other than its four current officers. Its prospect for success is dependent upon the decisions made by Messrs. Frost, Hanna and Gusrae and by Ms. Lozano, none of whom currently devote all of their business time to the affairs of Parkview or its wholly-owned subsidiary.

Item 1A Risk Factors

Risks Relating to Parkview’s Business

Parkview’s lack of revenue producing customer relationships.

The Company has failed to generate revenues from operations since January 2007. At present it has only one customer relationship, a three (3) year consulting contract expiring in December 2010, from which it has not realized any consulting fee revenue to date. While the loss of this customer in the circumstances will not likely materially worsen the Company’s current lack of revenues situation, if the Company, despite its best efforts, is unable to identify and secure additional significant revenue producing customer relationships for any aspect of its services businesses, prior to the possible exhaustion of its liquid assets, its results of commercial operations will continue to be negative and investors in the Company’s Common Stock may ultimately suffer loss of their entire investment.

The Company has been in the development stage since January 2007.

Parkview is now and has been in the development stage since January 1, 2007. Operations have not generated revenue since the Company has been in the development stage, and additional planned operations have not yet started. From April 1999 through December 2006, Parkview provided management consulting services to various businesses operating in diverse industries. While its operations during that earlier period were generally revenue producing, they were not always profitable. If the Company, despite its best efforts, is unable to identify and secure additional significant revenue producing customer relationships for any aspect of its services businesses, prior to the possible exhaustion of its liquid assets, its results of commercial operations will continue to be negative and investors in the Company’s Common Stock may ultimately suffer loss of their entire investment.

Net losses and lack of significant operating history.

From April 1999 through December 2006, Parkview provided management consulting services to various businesses operating in diverse industries. While its operations during that earlier period were revenue producing, they were not always profitable and cannot be viewed as comprising a significant or substantial operating history. Since January 2007, the Company has failed to generate any revenue at all from consulting services operations and has operated at a net loss. It has funded its non-revenue producing operations and met its financial obligations as needed since January 2007 by liquidation of investment securities contributed by prior management as additional paid-in cap i tal and through private placement offerings of its restricted Common Stock. If, despite its best efforts, the Company is unable to identify and secure additional significant revenue producing customer relationships for any aspect of its services businesses, prior to the possible exhaustion of its liquid assets, its results of commercial operations will continue to be negative, and investors in the Company’s Common Stock may ultimately suffer loss of their entire investment. To date, there has been no material progress made by the Company in expanding its business model.

Parkview’s future operating results may fluctuate and cause the price of its Common Stock to decline.

Parkview expects that its consulting services operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond its control. The factors that could be the cause of Parkview’s operating results fluctuating include, but are not limited to:

Parkview’s ability to begin to generate revenues from operations

Parkview’s ability to obtain additional financing on satisfactory terms

Parkview’s dependence on its sales and prospecting results

Parkview’s ability to attract and retain additional qualified employees

Parkview’s ability to successfully expand into new client engagements

Changes in the costs and fees that Parkview pays

Changes in client preferences or discretionary client spending, and

Future government regulation of the management consulting industry

          If Parkview’s services, sales, or operating results fall below the expectations of investors or securities analysts, the price of its Common Stock could significantly decline.

Parkview’s future growth is dependent upon the development of new consulting and distressed assets disposition services opportunities. There can be no assurance that such opportunities can or will be developed.

          The primary element of Parkview’s strategy is to begin to generate revenue and subsequent revenue growth by focusing on new consulting services opportunities and distressed assets disposition opportunities that can deliver greater benefits to new, former, and existing clients. The development of these opportunities and clients requires significant research, marketing effort and commercial insight. The results of Parkview’s development efforts may be affected by a number of factors, including its ability to innovate, develop, and propose new services and achieve better client results or gain and maintain market approval of its services regimens. In addition, clients obtained by others can preclude or delay our commercialization of a new consulting idea or approach. There can be no assurance that any new efforts now under consideration or that Parkview may seek to develop in the future, will achieve commercial feasibility or gain client market acceptance.

The management consulting services industry is very competitive.

          Parkview faces competition from a wide range of companies including many large and small companies, most of which have greater financial , marketing and personnel resources than Parkview. Parkview also faces competition from firms that are more specialized than it is with respect to particular markets. In addition, some competitors have established broad practices and lower cost consulting systems approaches as a means to lower their ultimate fees to clients.

          The development of new or improved methodologies and processes by other consulting companies may make Parkview’s services offerings and proposals obsolete or less competitive, and may materially adversely affect its earnings, financial condition, or cash flows.

Consolidation in the management consulting services industry could adversely affect Parkview’s future revenues and operating income.

          The management consulting services industry has experienced a significant amount of consolidation. As a result, competition to provide consulting services to corporations has increased. Further consolidation in the industry could exert additional pressure on the fees chargeable for our services and adversely affect Parkview’s earnings, financial condition or cash flows.

Parkview cannot guarantee that any possible future strategic joint venture, partnership, or other alliance will be successful.

          While Parkview’s strategy to increase revenue growth is driven primarily by new opportunities development, it may also seek to supplement its growth through strategic joint ventures, partnerships, or other alliances. Those relationships can be inherently risky. Their success may be affected by a number of factors, including Parkview’s ability to properly assess and value the specific potential business opportunity, or to successfully integrate it into its existing business There can be no assurance that any future relationships of this nature will be successful or that such relationships, if any, will not materially adversely affect Parkview’s earnings, financial condition, or cash flows. There are currently no such opportunities or specific possibilities known to, or under consideration by, the Company. The Company has no specific plans to try to expand its businesses through strategic joint ventures, partnerships or other alliances.

Parkview may need additional financing, which may not be available on satisfactory terms, or at all.

          Since January 2007, Parkview has not been able to generate any revenue from services. From January 2007 to the present, the Company’s management has focused its efforts on raising capital, planning for future operations, developing marketing strategies and exploring for potential commercial opportunities. It has funded those non-revenue operations and met its financial obligations by liquidation of investment securities contributed by prior management as additional paid-in capital and through private placement offerings of its restricted Common Stock. The Company may need to raise additional funds to support its anticipated future expansion and growth. Parkview’s funding requirements may change as a result of many factors, including underestimates of budget items, unanticipated cash requirements, future consulting services opportunities, and future business joint ventures, partnerships, or alliances, if any. Consequently, Parkview may need to seek additional sources of financing, which may not be available on favorable terms, if at all, and which may be dilutive to existing stockholders.

          Parkview may seek to raise additional financing through further equity offerings, debt financings, or additional corporate collaboration and licensing arrangements. To the extent that it raises additional capital by issuing equity securities, its stockholders may experience dilution. To the extent that Parkview raises additional capital by issuing debt securities, Parkview could incur substantial interest obligations, may be required to pledge assets as collateral for the debt, and may be constrained by restrictive financial and/or operational covenants. Debt financing obligations would also be superior to the stockholders’ interests in bankruptcy or liquidation.

Parkview depends on its current officers; any loss of their services may adversely affect its businesses.

          Parkview is highly dependent upon the efforts of its senior management team. The death or departure of any of its key personnel could have a material adverse effect on its business. In particular, the loss of Mr. Frost, Parkview’s Chairman and Chief Executive Officer, could significantly impact its ability to operate and grow the business, and could cause performance to differ materially from anticipated results.

The Company’s officers and directors may encounter conflicts of interest with its business activities.

          Parkview has no established policies or procedures for the resolution of potential conflicts of interest between the Company and its officers and directors, Parkview’s officers and directors are owners, principals and/or affiliates of other businesses that may engage in business activities substantially similar to or competitive with the business activities that we may approach in the future. None of the Company’s officers or directors has agreed, to refrain from engaging in business activities competitive with Parkview, or to grant the Company any rights of first refusal with respect to competitive opportunities that may become available to them or any of them. Parkview has agreed to accept any resulting potential conflicts of interest. In the possible event that an officer or director of the Company does engage in the future in activities conflicting with the Company’s interests, Parkview’s financial and business results may be adversely affected.

Parkview has insufficient available labor to implement its anticipated growth.

          Parkview currently has no employees other than its four (4) officers, none of whom is required to commit a significant amount of their time to the Company’s affairs. Its prospects for success depend in large part upon the Company’s ability to attract, motivate, and retain a sufficient number of additional qualified employees necessary to accomplish its anticipated expansion. Qualified individuals of the requisite caliber and skill needed to fill consultant positions are in short supply in most areas. There is, and can be, no assurance that we will be able to identify, locate and secure the needed number and caliber of additional employees, when needed. Moreover, if secured as and when needed, subsequent significant employee turnover rates could have a material adverse effect on Parkview’s business, financial condition, operating results or cash flows. Additionally, competition for requisite qualified employees could require Parkview to pay higher compensation to attract sufficient suitable consultant employees, which could result in higher labor costs, adversely affecting Parkview’s financial condition, operating results or cash flows. If the Company is unable to implement a balanced, positive approach to these obstacles and overcome them, its prospects for success will be severely diminished.

Parkview’s expansion efforts may strain its infrastructure, which could slow its development.

          Parkview also faces the risk that its systems and procedures, financial controls, and information systems will be inadequate to support its anticipated expansion. Parkview cannot predict whether it will be able to respond on a timely basis to all of the changing demands that its expansion, if achieved, will impose on management and these systems and controls. If Parkview fails to continue to improve its information systems and financial controls or to manage other factors necessary for it to achieve its anticipated expansion, its business, financial condition, operating results, or cash flows could be materially adversely affected.

Risks relating to ownership of Parkview’s Common Stock; we cannot assure what the market price of Parkview’s Common Stock will be.

          There is not now and has never been a public trading market for Parkview’s Common Stock. We cannot predict the prices at which Parkview’s Common Stock might trade. It is possible that in some future quarter moreover, Parkview’s operating results may be below the expectations of public market analysts and investors and, as a result of these and other factors, the price of Parkview’s Common Stock may fall.

If Parkview fails to maintain the adequacy of its internal controls, its ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause its future stock price to decrease substantially.

          Because Parkview has operated as a private company without a public reporting obligation, it has limited personnel and resources to dedicate to the development of the external reporting and compliance obligations that will be required of a public company. Parkview expects to take measures to address and improve its financial reporting and compliance capabilities and anticipates instituting changes to satisfy its obligations in connection with becoming a public company, when and as those requirements become applicable to it. Parkview plans to obtain additional financial and accounting resources to support and enhance its ability to meet the requirements of being a public company. Parkview will need to continue to improve its financial and managerial controls, reporting systems and procedures, and related documentation. If Parkview’s financial and managerial controls, reporting systems or procedures fail, it may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of Parkview’s internal controls or its ability to provide accurate financial statements could cause the trading price of Parkview’s Common Stock to decrease substantially.

The market price of Parkview’s Common Stock may be highly volatile.

          The market price of Parkview’s Common Stock may fluctuate significantly in response to factors, some of which are beyond its control, such as, the announcement of new clients or services by Parkview or by its competitors, quarterly variations in its, and its competitors’, results of operations, changes in earnings estimates or recommendations by securities analysts, developments in the management consulting services industry, and general market conditions and other factors, including factors unrelated to its own operating performance or the condition or prospects of the industry.

          Further, the stock market in general, and securities of small-cap companies in particular, have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of Parkview’s Common Stock, which could cause a decline in its value. In addition, that price volatility might be worse if the trading volume of Parkview’s Common Stock is low.

          There can be no assurance that an active market for Parkview’s Common Stock will develop. Accordingly, investors must assume that they may have to bear the economic risk of an investment in Parkview’s Common Stock for an indefinite period of time.

Management may apply the proceeds of its current Private Placement Offering to uses for which investors may disagree.

          Parkview’s management will have considerable discretion in using the proceeds of the Company’s pending Private Placement offering. (See Item 10 “Recent Sales of Unregistered Securities”) Investors will not have an opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. The proceeds may be used for corporate purposes with which investors may disagree.

There is no assurance that Parkview’s Common Stock will become liquid.

          We intend to apply to have Parkview’s Common Stock quoted on the OTCBB as soon as practicable. However, there is, and can be, no assurance that such application will be granted, or if granted, that an active trading market for Parkview’s Common Stock will develop as a result of an OTCBB quotation. In addition, if Parkview fails to meet the criteria set forth in the SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, those regulations may deter broker-dealers from recommending or selling Parkview’s Common Stock, which may further affect its liquidity and make it more difficult for Parkview to raise additional capital.

Item 2 Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

OVERVIEW

          Parkview commenced operations in April 1999. Due to its failure to generate any revenues from operations since December 2006 it has been in the development stage since January 1, 2007. Its single three (3) year sales and marketing assistance contractual relationship, currently nearing expiration of the first contract year, has yet to produce any revenue to the Company, Current operations efforts have not yet generated revenues and further planned operations involving distressed asset activities have not started. Since January 2007, the Company has focused most of its time and efforts in planning, raising capital, developing marketing strategies, and exploring potential commercial opportunities.

          Parkview currently has only one (1) services agreement in effect with an unrelated party, Office Furniture Warehouse, Inc., and has no employees other than its president, Richard B. Frost, its executive vice-president, Mark J. Hanna, its vice president, Rebecca A. Lozano and its secretary and treasurer, Bert L. Gusrae, each of whom currently is unsalaried. We do not anticipate an ability to hire additional employees during the next twelve (12) months, or until such earlier time that our business activity may require and permit.

          The Company is currently seeking to secure revenue producing customer relationships through the use of direct solicitation and networking efforts by its officers and plans to place advertising in trade publications and directories, to be identified and determined by management. Consideration is being given as well, to the possible creation of a Parkview website describing the Company’s service offerings and soliciting consulting assignments. During the next twelve (12) months Parkview also intends to continue to strive to serve its current client coincident with its efforts to secure other, hopefully significant, revenue producing customer relationships,

          Parkview might also consider other means of expanding its businesses in the future, such as through joint ventures or strategic business alliances. The Company anticipates that it may eventually have one or more opportunities to enter into joint ventures or strategic alliances with an entity or entities engaged in, or proposing to engage in, businesses that are, or will be seen by the Company as, compatible or complementary to its operations or its expected operations. There are currently no such opportunities or specific possibilities known to, or under consideration by, the Company. While there are no current plans to engage in those activities, that sort of transaction, if any, might entail the issuance of additional shares of Parkview’s Common Stock or other securities. Should the Company engage in joint ventures or strategic business alliances in the future that do require dilutive issuance of additional shares of its Common Stock or the issuance of other securities, they will be made in compliance with applicable Federal and state securities and governing provisions of Delaware corporate law. Depending upon the structure of a given joint venture or strategic alliance, submission of information to shareholders regarding the proposed specific venture or alliance, or shareholder approval of it, may not be required. The Company currently has no specific plans for expansion through joint venture arrangements or entry into strategic business alliances.

          As discussed below, the Company’s fiscal year 2007 was characterized by a lack of revenues from operations and nominal expenses.

Results of Operations

          Parkview’s revenues in fiscal 2006 and 2007 were approximately $19,200 and $-0- respectively. All of the Company’s revenues during 2006 were derived from management consulting. The Company had no revenues during 2007. During 2006 and 2007 its expenses were approximately $25,850 and $9,072 respectively. During 2006 the Company paid consulting fees of $22,500 and $1,200 in professional fees. During 2007 the Company paid $5,147 in professional fees and $2,429 in office expenses. The decrease and change in the composition of the Company’s expenses from 2006 to 2007 was attributable to the lack of consulting revenues in 2007. The Company realized a net loss in 2006 in the amount of approximately $(48,050). One former customer accounted for all of the Company’s revenues from operations in 2006. In December 2006, the Company lost its last revenue producing customer relationship. In 2007 the Company realized a net profit of approximately $9,346 attributable to its liquidation of investment securities contributed to the Company as paid-in capital and not derived from operations. The Company had no revenue producing customer relationships, and accordingly, no revenues from operations, at any time in 2007.

          Similarly, in the interim nine (9) month period ending September 30, 2008, the Company continued to have no revenue producing customer relationships and accordingly, no revenues from operations; expenses of approximately $17,225 (unaudited) and a net loss in the amount of approximately $(17,347) (unaudited). During the interim nine (9) month period ending September 30, 2008, the Company paid professional fees of $15,225 (unaudited) and office expenses of $2,000 (unaudited) as compared to professional fees of $5,147 and office expenses of $2,429 paid in the year ended December 31, 2007, despite the fact that the interim period in 2008 was three (3) months shorter than the full fiscal year of 2007. The increase in the interim period expenses was entirely attributable to professional fees incurred for auditing and legal services, primarily in connection with our preparation and filing of this Registration Statement on Form 10.

          In sum, from January 2007 to the present, the Company has had no revenue producing operations, having met its expenses from then until the present through liquidation of investment securities contributed to the Company by prior management as paid-in capital and through use of the proceeds of private placement sales of its restricted Common Stock.

          From a longer term viewpoint, the Company’s revenues from consulting operations (unaudited) have trended downward, from fiscal 2003 at approximately $85,502, to fiscal 2004 at approximately $63,616, to fiscal 2005 at approximately $48,000, to fiscal 2006 at approximately $19,000, to fiscal 2007 at $-0-, and to the interim nine (9) month period ending September 30, 2008, also at $-0-. Current management believes that the Company’s revenues over that term of years diminished, beginning during the Third Quarter of 2004, when the then management of the Company developed additional business interests that were unrelated to the Company’s, and thereafter spent its time and efforts pursuing those unrelated interests and neglecting the Company’s operations. As a direct result, revenues declined through 2006. In an effort to reverse the adverse revenues trend, new management was appointed in the First Quarter of 2007. Unfortunately, the replacement management too failed to generate hoped for revenues, and it was replaced with the Company’s current management team beginning with Messrs. Frost, Hanna and Gusrae, on May 20, 2008, and completed on October 31, 2008 with the appointment of Ms. Lozano.

          Other than the current efforts of its officers to secure revenue producing customer relationships and engagements for its consulting services, the Company is not presently aware of any other trends, events, or uncertainties that may cause the negative revenues trend and its continuing lack of revenues or income to improve. If successful, those management efforts will re-start the Company’s receipt of revenues from operations and begin a new, positive trend, ending the more than twenty-five (25) months long hiatus since receipt of its last revenues from consulting operations in 2006. There is no assurance however that those efforts will be successful or that the negative trend in the Company’s revenues will not continue and if continued, will likely erode the Company’s current, poor financial condition. To date, there has been no material progress made in expanding the Company’s business model.

LIQUIDITY AND CAPITAL RESOURCES

          Historically, and for the fiscal year 2007, Parkview has financed its operations through revenues from operations and the sale of shares of its Common Stock. As of December 31, 2007 and September 30, 2008 Parkview had cash of $12,000 and $34,671, respectively. We are exploring opportunities to raise cash to finance the Company’s operations for the foreseeable future. In addition, the Company is considering expansion through joint ventures or strategic alliances. No such business relationships are currently under consideration. If Parkview is not successful in raising sufficient cash, it may be forced to borrow funds. No assurance can be given that funds will be available to borrow, or if available, will be available on terms favorable to Parkview.

Item 3 Properties

          Parkview does not own or lease any real property. Office space and furniture are currently provided to Parkview, free of charge, by a shareholder.

Item 4 Security Ownership of Certain Beneficial Owners and Management

          The following table sets forth information as of the date hereof, based on information obtained from the persons named below, with respect to the beneficial ownership of the Common Stock by (i) each person known by Parkview to own beneficially five percent (5%) or more of the Common Stock, (ii) each director and officer of Parkview, and (iii) all directors and officers as a group. The number of shares of Common Stock owned are those “beneficially owned” as determined under the rules of the Securities and Exchange Commission, including any shares of Common Stock as to which a person has sole or shared voting or investment power, and any shares of Common Stock which the person has the right to acquire within sixty (60) days through the exercise of any option, warrant, or right.

Name and Address of Beneficial Owner (4)	Shares of Common Stock Owned		Percentage of Common Stock

Richard B. Frost	350,000		24.6%
Mark J. Hanna	250,000		17.6%
Bert L. Gusrae	251,300	(3)	17.7%
Rebecca Lozano	100,000		7.0%
Alicia M. LaSala	352,000	(5)	24.8%

All officers and directors as a group (four [4] persons)	951,300		66.9%

(1)	Beneficial ownership as reported in the table above has been determined in accordance with the Exchange Act.

(2)	Percentages are approximate based upon 1,421,200 issued and outstanding shares of Common Stock on December 31, 2008.

(3)	Includes 1,300 shares that Mr. Gusrae purchased for $.25 per share on April 4, 2007 that are jointly held with Mr. Gusrae’s wife, Wendy Tand Gusrae.

(4)	The business addresses of the shareholders indicated are in each case the same as that of the Company.

(5)	Includes 1,000 shares owned by the Nicholas F. LaSala Trust and 1,000 shares owned by Ms. LaSala’ spouse.

Item 5 Directors and Executive Officers

          Parkview’s Directors and Executive Officers are as follows:

NAME	AGE	POSITION

Richard B. Frost	60	President, CEO, and Chairman
Mark J. Hanna	61	Executive Vice-President and Director
Bert L Gusrae	72	Secretary-Treasurer and Director
Rebecca A. Lozano	44	Vice President

          Richard B. Frost is our Chief Executive Officer, President, and Chairman of the Board of Directors. In addition, since 2007, Mr. Frost has been Vice-President of Corporate Development of Adamis Laboratories, Inc., a private specialty pharmaceutical company that acquires and develops branded drugs and markets such drugs to the allergy and respiratory markets. Previously, from 2003 to 2007, Mr. Frost was Chairman of the Board of Aero Pharmaceuticals, Inc., a private pharmaceutical company. In 1996 Mr. Frost became Chairman of the Board of Directors and Chief Executive Officer of Frost Hanna Capital Group, Inc. (“Frost Hanna Capital”). In 1999, Frost Hanna Capital acquired Gaines Berland, Inc., which subsequently merged with Ladenburg Thalmann Financial Group, Inc., a broker-dealer member firm of the New York Stock Exchange and the Financial Industry Regulation Authority. In addition, from 1996 to 1998, Mr. Frost served as a director of Continucare Corp., a public company engaged in managed healthcare, and listed on the American Stock Exchange.

          Bert L. Gusrae is the Company’s Secretary, Treasurer and a Director. Mr. Gusrae is an attorney, and has been of counsel to the law firms of Gusrae, Kaplan, Bruno & Nusbaum, PLLC (from 1991 to the present), and David A. Carter, P.A. (from 1992 until December 2005).

          Mark J. Hanna is our Executive Vice-President and a Director. In addition, from 2002 to the present, Mr. Hanna has been a licensed realtor and owner of Hollywood Realty, Inc., a private company engaged in the real estate industry. Moreover, Mr. Hanna has been a mediator certified by the Supreme Court of the State of Florida since 2006. In 1996 Mr. Hanna became the President and a Director of Frost Hanna Capital Group, Inc. (“Frost Hanna Capital”). In 1999, Frost Hanna Capital acquired Gaines Berland, Inc., which subsequently merged with Ladenburg Thalmann Financial Group, Inc., a broker-dealer member firm of the New York Stock Exchange and the Financial Industry Regulation Authority. In addition, from 1996 to 1998, Mr. Hanna served as a Director of Continucare Corp., a public company engaged in managed healthcare, and listed on the American Stock Exchange.

          Rebecca A. Lozano is our Vice President for Shareholder Relations. In addition, following her retirement in June of 2007 as Vice President-Private Banker with Colonial Bank in Weston, Florida, Ms. Lozano has been associated with Wolf Realty Corp. in Palm Beach County, Florida. From 1998 through June of 2007, Ms. Lozano was employed by several South Florida commercial banks in management positions of increasing responsibility, primarily in connection with the bank’s generation and maintenance of revenue from new and existing banking customers. Ms Lozano holds the Bachelor of Arts degree in International Relations, with a minor in Economics, from the University of Wisconsin in Milwaukee, Wisconsin (1990) and the FINRA Series 6 and 63 broker registrations- Variable Securities Contracts, Multi-State. She is also a licensed Florida Life Insurance and Mortgage Broker.

          Each of the above named individuals has been associated with Parkview in the capacities indicated, in the case of Messrs. Frost, Hanna and Gusrae, since May 20, 2008, and in the case of Ms. Lozano, since October 31, 2008, and will continue to serve until their respective successors are elected and qualified.

          Parkview’s officers and directors are owners, principals and/or affiliates of other businesses that may engage in businesses substantially similar to or competitive with the business activities that Parkview may approach in the future. None of Parkview’s officers or directors has agreed to refrain from engaging in business activities competitive with Parkview or to grant Parkview any rights of first refusal with respect thereto, and Parkview has agreed to accept any resulting potential conflicts of interest.

Item 6 Executive Compensation

          To date, Parkview has not paid any compensation to its officer employees or directors, but expects to pay reasonable compensation, as its businesses develop, to the extent that it is able to do so. Parkview has no incentive or stock option plans, and no employment agreements.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)	Non-Equity Incentive ($)	Non-Qualified Deferred All Other Compensation ($)	Other Earnings ($)	Total Compensation ($)

Alicia M. LaSala (Former CEO and President) (1)	2008	-0-	-0-	-0-	N/A	N/A	N/A	-0-
	2007	-0-	-0-	-0-	N/A	N/A	N/A	-0-
	2006	-0-	-0-	-0-	N/A	N/A	N/A	-0-
	2005	-0-	-0-	-0-	N/A	N/A	N/A	-0-

C. Leo Smith (Former CEO and President) (1)	2007	-0-	-0-	-0-	N/A	N/A	N/A	-0-
	2006	-0-	-0-	-0-	N/A	N/A	N/A	-0-
	2005	-0-	-0-	-0-	N/A	N/A	N/A	-0-

Bert L. Gusrae Chief Financial Officer and Secretary (2)	2008	-0-	-0-	-0-	N/A	N/A	N/A	-0-

Richard B. Frost President (2)	2008	-0-	-0-	-0-	N/A	N/A	N/A	-0-

Mark J. Hanna Executive Vice President (2)	2008	-0-	-0-	-0-	N/A	N/A	N/A	-0-

Rebecca A. Lozano Vice President (3)	2008	-0-	-0-	-0-	N/A	N/A	N/A	-0-

(1)

Ms. LaSala resigned as the sole officer and director of Parkview in February 2007, was re-appointed to the same positions upon the resignation of C. Leo Smith during January 2008 and resigned once again in May of 2008 with the appointment of the Company’s current officers and directors, Messrs. Frost, Hanna and Gusrae.

(2)	Messrs. Frost, Hanna and Gusrae assumed their respective officer positions on May 20, 2008.

(3)	Ms. Lozano assumed her officer position on October 31, 2008.

Employment Agreements

          Parkview has no employment agreements in force or effect. The Company expects to pay reasonable compensation to its officers for their respective services as its businesses develop.

Employee Stock Compensation Plans

          The Company has no stock compensation arrangements or any qualified or non-qualified employee stock option plans.

Corporate Governance

          Since its inception, Parkview has conducted its business operations without any full-time employees. Instead, the Company has pursued a strategy in which it out-sources needed assistance and expertise with continuous vigilance for additional opportunity for growth. Accordingly, the board has held no meetings and has always taken actions solely by written consent. The Parkview Board of Directors has no standing committees.

Audit Committee and Audit Committee Financial Expert

          Parkview does not expect to be a “listed company” under SEC rules and is therefore not required to have, and currently does not have, an audit committee comprised of independent directors. Messrs. Frost, Hanna, and Gusrae have not determined whether any of them qualifies as an “audit committee financial expert” within the meaning of the rules and regulations of the SEC. They are each able to read and understand fundamental financial statements and have substantial business experience.

Code of Ethics

          A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

          * Honest and ethical conduct, including the ethical handling of actual or perceived conflicts of interest between personal and professional relationships;

          * Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the SEC and in other public communications made by the registrant;

          * Compliance with applicable governmental laws, rules and regulations;

          * The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

          * Accountability for adherence to the code.

          Due to the limited scope of the Company’s current operations, it has not adopted a corporate code of ethics that applies to its executive officers.

Conflicts of Interest

          Parkview has no established policies or procedures for the resolution of potential conflicts of interest between the Company and its officers and directors, or affiliated entities, if any. Parkview’s officers and directors are owners, principals and/or affiliates of other businesses that may engage in business activities substantially similar to or competitive with the business activities that Parkview may approach in the future. None of its officers or directors has agreed, to refrain from engaging in business activities competitive with Parkview, or to grant it any rights of first refusal, or participation with respect to competitive opportunities that they, or any of them, may encounter and pursue in their own personal interest which may in any instance be adverse to the Company’s interests. Parkview has agreed to accept any resulting potential conflicts of interest.

Shareholder Communications

          Parkview has no specific policy or procedural requirements for stockholders to submit recommendations or nominations for directors. The Board of Directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders has been necessary to date, because Parkview has limited current operations and its controlling shareholders have had the power, at their discretion, to appoint one or more directors.

          Parkview is not subject to any restrictions on shareholder nominations under its Articles of Incorporation or By-laws. The only restrictions are those applicable generally under Delaware law and the federal proxy rules. There are no formal criteria for nominees.

          For the reasons noted, the Board of Directors has not adopted procedures for communications from shareholders.

Indemnification

          Under Delaware law and pursuant to our Certificate of Incorporation and By-laws, Parkview may indemnify its officers and directors for various expenses and damages resulting from their acting in these capacities. In so far as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the “Securities Act”) may be permitted to its officers and directors pursuant to the foregoing provisions, Parkview has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Exchange Act and regulations thereunder require the Company’s executive officers and directors, and persons who own more than ten percent (10%) of the Common Stock of the Company to file reports of ownership and changes in ownership with the SEC, and to furnish the Company with copies of all such Section 16(a) reports filed. The Company has not been subject to the Exchange Act. The Company believes that all requisite reports will be timely filed when required.

Transactions with Management and Others

          No transactions with the Company have occurred since the beginning of the last fiscal year or are proposed with respect to which a director or executive officer of Parkview, a beneficial owner of more than five percent (5%) of any class of the securities of Parkview, or any member of the immediate families of those persons had, or will have, a direct or indirect material interest.

Item 7 Certain Relationships and Related Transactions, and Director’s Independence

          Parkview has not entered into any transactions during the last two (2) fiscal years with any director, executive officer, director nominee, five percent (5%) or more shareholder, or promoter, nor has Parkview entered into transactions with any member of the immediate families of the foregoing persons (includes spouses, parents, children, siblings, and in-laws), except as follows:

          On August 8, 2006 Parkview issued 1,500,000 shares of restricted Common Stock to Laura Palisa Mujica in exchange for the sum of $1,500. Ms. Mujica is the mother of C. Leo Smith, Parkview’s former officer and director. While Mr. Smith disclaimed beneficial interest in those shares, they were nevertheless deemed to be beneficially owned by him. Parkview repurchased the shares from Ms. Mujica on January 4, 2008, upon Mr. Smith’s resignation as an officer and director of the Company for the sum of $1500.

          On March 9, 2007 Parkview issued 1,000 shares of restricted Common Stock to C. Leo Smith, while he was Parkview’s officer and director for $250. Parkview repurchased these shares from Mr. Smith for $250 on January 4, 2008, upon his resignation as an officer and director of the Company.

          On March 9, 2007 Parkview issued 1,000 shares of restricted Common Stock to John LaSala for $250. Mr. LaSala is the husband of Alicia M. LaSala, who holds more than five percent (5%) of Parkview’s issued and outstanding Common Stock. While Ms. LaSala disclaims any beneficial interest in Mr. LaSala’s 1,000 shares, they are nevertheless deemed to be benefici a l l y owned by her.

          On April 4, 2007 Parkview issued 1,300 shares of restricted Common Stock for $325 to Bert L. Gusrae, an officer and director of Parkview, and Wendy Tand Gusrae, Mr. Gusrae’s wife. The shares are jointly held by Mr. and Mrs. Gusrae and may be deemed to be controlled by Mr. Gusrae.

          On May 4, 2007 Parkview issued 1,000 shares of restricted Common Stock to the Nicholas F. LaSala Trust for $250. Ms. Alicia M. LaSala holds more than five (5%) of the Company’s issued and outstanding Common Stock. Nicholas F. LaSala, is the minor son of Ms. LaSala and the beneficiary of the Nicholas F. LaSala Trust. Ms. LaSala disclaims any beneficial interest in the trust shares. but they may be deemed controlled by her.

          On August 6, 2007, Parkview issued 1,000 shares of restricted Common Stock to Leroy A. Smith, MD for $250. Doctor Smith is the father of C. Leo Smith, Parkview’s former officer and director. Mr. Smith disclaimed any beneficial interest in the shares. Parkview repurchased the shares from Dr. Smith for $250 on January 4, 2008, upon Mr. Smith’s resignation as an officer and director of the Company.

          On May 20, 2008 Parkview’s then majority shareholder and sole officer and director, Alicia M. LaSala, sold 400,000 shares, 300,000 shares, and 400,000 shares of her restricted Common Stock in Parkview to Richard B. Frost, Mark J. Hanna, and Bert L. Gusrae, respectively, for $0.001 per share, or a total of $1,100, in three (3) separate private transactions. The private transactions were consummated in conjunction with Mrs. LaSala’s resignation as an officer and director of Parkview and the coordinated appointment of Messrs. Frost, Hanna, and Gusrae as Parkview’s new management.

          On October 31, 2008, Messrs. Frost and Hanna each transferred 50,000 shares of their restricted Common Stock in Parkview to Rebecca A. Lozano, for $0.001 per share, or a total of $100 in connection with Ms. Lozano’s assumption of her officer position with the Company.

          On November 5, 2008, the Company re-acquired 150,000 shares of the restricted Common Stock previously issued to Mr. Gusrae and 50,000 shares of the restricted Common Stock previously issued to Alicia M. LaSala, in each case for $0.001 per share, or a total of $200.

          In each of these related transactions, the Company followed its informal unwritten policy and procedure for review, approval and ratification of proposed certain relationship transactions. The standard of review for approval and ratification of a certain relationship transaction is reasonableness and consistency with the needs of the Company, as discussed and subsequently determined by the Board unanimously, and in its sole discretion, at the time the transaction is proposed. In every case to date, the proposed transaction was reviewed by the Company’s Board of Directors when proposed, and received the Board’s unanimous written consent prior to consum m ation.

Director Independence

          Because the Company has never held an annual meeting of shareholders for the purpose of electing directors, Parkview has not selected a definition of a national securities exchange by which to determine the independence of its directors, Messrs. Frost, Hanna and Gusrae. None of the Company’s directors is expected to be independent under the definition of the NASDAQ Stock Exchange.

Item 8 Legal Proceedings

          Parkview is not a party to any pending litigation, nor to its knowledge is any threatened.

Item 9 Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market for Common Stock and Related Stockholder Matters

          There is no public trading market for Parkview’s shares of Common Stock. Parkview intends to apply to have the shares of its Common Stock quoted on the OTCBB. No assurance can be given that its application will be approved, and if approved, there is no assurance that an active trading market for the shares of Parkview’s Common Stock will be established or, if established, maintained.

          There are no outstanding options or warrants to purchase, or securities convertible into, shares of Common Stock. As of the date hereof, there are 365,200 shares of Common Stock that could be sold pursuant to Rule 144 under the Securities Act, as amended. Parkview has not agreed and is not otherwise obligated to register any shares of its Common Stock under the Securities Act for sale by security holders.

          Parkview is not publicly offering, and has not proposed to publicly offer, any shares of Common Stock.

Holders of Record

          As of March 27, 2009 there were approximately 37 beneficial holders and holders of record of Parkview’s Common Stock.

Dividends

          Parkview paid a special cash dividend of $ .0355 per share on its Common Stock to shareholders of record on May 15, 2008. Parkview does not anticipate paying any additional cash dividends on its Common Stock in the foreseeable future. It is the current policy of Parkview not to pay cash dividends on the Common Stock but to retain earnings, if any, to fund growth and expansion. Under Delaware law, a corporation is prohibited from paying dividends if, as a result of paying such dividends, it would not be able to pay its debts as they come due, or if its total liabilities and preferences to preferred shareholders, if any, exceed total assets. Any payment of cash dividends on the Common Stock in the future will be dependent upon Parkview’s financial condition, results of operations, current and anticipated cash requirements, plans for expansion, and other factors that the Board of Directors may then deem relevant.

Item 10 Recent Sales of Unregistered Securities

          No securities that were not registered under the Securities Act of 1933 (the “Act”) have been issued or sold by Parkview within the past three (3) years, except as follows:

          On August 8, 2006 Parkview issued 1,500,000 shares of its restricted Common Stock to Laura Palisa Mujica for proceeds in the amount of $1,500. The shares were issued to Ms. Mujica, who is Mr. C.Leo Smith’s mother, in connection with Mr. Smith’s assumption of his former positions as the Company’s officer and director at that time and were deemed to be beneficially owned by Mr. Smith. The issuance was considered to be exempt from registration under Section 5 of the Act, in reliance on Section 4(2) thereof, as a transaction by an issuer not involving any public offering and in that the certificate representing that stock bore a legend stating, that the securities were not registered under the Act, and referring to applicable restrictions imposed upon their subsequent transferability and sale. Parkview repurchased all of the shares from Ms. Palisa Mujica on January 4, 2008 as an aspect of Mr. C. Leo Smith’s resignation and departure as an officer and director of Parkview at that time,

          On August 6, 2007 Parkview completed a private placement of 17,200 shares of restricted Common Stock to fifteen (15) investors. The shares issued upon completion of the private placement were deemed exempt from registration pursuant to Sect io n 4 (2) the Securities Act of 1933 (the “Act”) in reliance on Regulation D and Rule 504 promulgated thereunder. The Company was able to claim the private placement exemption indicated in that the offering was made to less than thirty–five (35) investors, solely to purchasers within the State of Florida, without sales commission or similar compensation paid to any person, and in that the offering involved neither general solicitation nor general advertising. Furthermore, the purchasers each advised the Company prior to purchase that they were purchasing the securities offered solely for their own account, that they had been informed that all of the securities purchased were unregistered, restricted securities subject to stop-transfer instructions and that all certificates representing the purchased securities would bear legends stating, the securities were not registered under the Act, and referring to applicable restrictions imposed upon their subsequent transferability and sale.

Parkview sold and issued 17,200 shares of Common Stock at $ .25 per share, for proceeds totaling $4,300, to the following investors:

Name of Investor	Number of Shares		Amount Invested

John LaSala	1,000		$250
Allen Weinstein	1,000		$250
Robert Beltrame	1,500		$375
Eugene M. Kennedy	1,200		$300
Lana R. Claman	1,200		$300
Bert Gusrae & Wendy Tand-Gusrae	1,300		$325
Alma Adamo	1,000		$250
Jesse Small	1,000		$250
David Messinger	1,000		$250
Jacqueline Borer	2,000		$500
David J. Blechman	1,000		$250
Nicholas F. LaSala Trust	1,000		$250
Brent A. Peterson	1,000		$250
C. Leo Smith	1,000	*	$250
Leroy A. Smith, MD	1,000	*	$250

          * These shares were repurchased by Parkview on January 4, 2008 in connection with the resignation and departure of Mr. C. Leo Smith as an officer and director of the Company at that time.

          On June 15, 2008 Parkview commenced a second private placement, offering up to 250,000 shares of its restricted Common Stock, solely to accredited investors. This private placement offering is currently underway pending completion after the date hereof. Issuances of Common Stock in this pending private placement are, and will be, deemed exempt from registration under the Act in reliance on Regulation D and Rule 506 promulgated thereunder. The Company is able to claim the private placement exemption indicated in that the offering has and will be made solely to accredited investors, without sales commission or similar compensation paid or payable to any person, and in that the offering involves neither general solicitation nor general advertising. Furthermore, the purchasers have, and will have, each advised the Company prior to purchase that they are accredited investors, purchasing the securities offered solely for their own account, that they have been informed that all of the securities purchased are unregistered, restricted securities, subject to stop-transfer instructions and that certificates representing their purchased securities bear, and will bear, legends, stating that the securities are not registered under the Act, and referring to applicable restrictions imposed upon their subsequent transferability and sale.

          Parkview has issued 106,000 shares of Common Stock to date in this private placement, at $ .50 per share, for total proceeds in the current amount of $53,000, to the following investors:

Name of Investor	Number of Shares	Amount Invested

Arturo Freeman	2,000	$1,000
Howard Kelrick	10,000	$5,000
Alan Stieb and Rochelle Adler-Steib	20,000	$10,000
Mark Robson	1,000	$500
John Kemp	1,000	$500
Andrew and Ellen Astrove	20,000	$10,000
Alan Sarkin	10,000	$5,000
Alfred Schiffrin	10,000	$5,000
Judith and Mark Gaylinn	1,000	$500
Robert Richards	10,000	$5,000
Justin Renert	10,000	$5,000
John Burt	1,000	$500
Michael Goldman and Denise Goldman	1,000	$500
Terry and Sherri Klinghoffer	2,000	$1,000
Roslyn K. Malmaud	1,000	$500
Armen and Beth Guendjoian	1,000	$500
Gregory J. Drew and Denise Morris	2,000	$1,000
Diane S. Kennedy	1,000	$500
Lee V. Twyford	2,000	$1,000
Totals	106,000	$53,000

Item 11 Description of Registrant’s Securities to be Registered

          Parkview’s authorized capital consists of 20,000,000 shares of Common Stock, $ .001 Par Value per share.

          Holders of shares of Common Stock are entitled to one (1) vote per share at all meetings of stockholders. Stockholders are not permitted to cumulate votes in the election of directors. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. In the event of liquidation, dissolution, or the winding-up of Parkview, holders of the Company’s Common Stock will be entitled to receive, on a pro-rata basis, all assets of Parkview remaining after satisfaction of all liabilities. The outstanding shares of Common Stock are duly and validly issued, fully paid, and non-assessable.

          As of March 27, 2009 , Parkview has 1,421,200 shares of restricted Common Stock issued and outstanding.

          The transfer agent for the shares of Parkview’s Common Stock is Corporate Stock Transfer & Trust Company, located in Denver, Colorado.

Item 12 Indemnification of Directors and Officers

          Parkview’s Certificate of Incorporation provides that Parkview must, to the fullest extent permitted by the General Corporation Law of the State of Delaware, indemnify all persons whom it has the power to indemnify from and against all expenses, liabilities or other matters. Parkview’s By-laws further provide that Parkview must indemnify its directors, officers, employees, and agents to the fullest extent permitted by the Delaware General Corporation Law, and provides for the advancement of expenses incurred by such persons in advance of final disposition of any civil or criminal action, suit or proceeding, subject to repayment if it is ultimately determined that he or she was not entitled to indemnification. The indemnification and advancement of expenses provided for in the By-laws are expressly deemed to not be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may otherwise be entitled.

Item 13 Financial Statements and Supplementary Data

          Since Parkview is a smaller reporting company as set out under Regulation S-K, Item 10 financial statements and supplementary data otherwise required by this Item 13 are not applicable to this registration statement on Form 10.

Item 14 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

          There has been no change in principal independent accountants or reported disagreements on any matter of accounting principles or procedures, or on financial statement disclosures, during Parkview’s two (2) most recent fiscal years or during the subsequent interim period.

Item 15 Financial Statements and Exhibits

          The following financial statements of The Parkview Group, Inc. are included hereafter:

1.	Balance Sheets at December 31, 2007 and 2006 and September 30, 2008 (Unaudited);

2.	Statements of Operations for the Nine Months ended September 30, 2008 (Unaudited) and for the Years ended December 31, 2007 and 2006;

3.	Statements of Shareholders’ Equity for the Nine Months ended September 30, 2008 (Unaudited) and for the Years ended December 31, 2007 and 2006;

4.	Statements of Cash Flows for the Nine Months ended September 30, 2008 (Unaudited) and for the Year ended December 31, 2007 and 2006, and;

5.	Notes to Financial Statements.

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Registrant’s Certificate of Incorporation

3.2	Registrant’s By-laws

4.1	Specimen Form of Registrant’s Common Stock Certificate

10.1	Management Services Agreement between Renewable Resources, Inc. and The Parkview Group, Inc. dated May 14, 1999

10.2	Management Services Agreement between Advanced Imaging Systems, LLC and The Parkview Group, Inc. dated April 1, 2003

10.3	Marketing Services Agreement between Office Furniture Warehouse, Inc. and The Parkview Group, Inc. dated January 8, 2007

23.1	Independent Auditor’s Consent

THE PARKVIEW GROUP, INC.
FINANCIAL STATEMENTS

INDEX

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Report of Independent Registered Public Accounting Firm	1

Balance Sheets	2

Statements of Operations	3

Statements of Shareholders’ Equity	4

Statements of Cash Flows	5

Notes to Financial Statements	6

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED)

Balance Sheet as of September 30, 2008 (Unaudited)	1

Statement of Operations for the Nine Months Ended September 30, 2008 (Unaudited)	2

Statement of Shareholders’ Equity for the Nine Months Ended September 30, 2008 (Unaudited)	3

Statement of Cash Flows for the Nine Months Ended September 30, 2008 (Unaudited)	4

Notes to Financial Statements	5

THE PARKVIEW GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

DECEMBER 31, 2007 AND 2006

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006

THOMAS W. KLASH

Certified Public Accountant

The Board of Directors and Shareholders
The Parkview Group, Inc.
(A Development Stage Company)
Boca Raton, Florida

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I have audited the accompanying Balance Sheets of The Parkview Group, Inc. (A Development Stage Company), as of December 31, 2007 and 2006, and the related Statements of Operations, Shareholders’ Equity, and Cash Flows for each of the two years ended December 31, 2007. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accompanying principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provided a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Parkview Group, Inc. (A Development Stage Company), as of December 31, 2007 and 2006, and the results of operations and its cash flows for each of the two years ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

Thomas W. Klash
Certified Public Accountant
Hollywood, Florida
October 21, 2008

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
DECEMBER 31, 2007 AND 2006

	Development Stage

	2007	2006

ASSETS
CURRENT ASSETS:
Cash	$12,000	$754
Investments in Marketable Equity Securities	47,500	45,100

TOTAL CURRENT ASSETS	$59,500	$45,854

SHAREHOLDERS’ EQUITY

Common Stock - $.001 Par Value; 20,000,000 Shares Authorized; Shares Issued and Outstanding - 3,017,200 in 2007 and 3,000,000 in 2006	$3,017	$3,000

Additional Paid-In Capital	90,783	86,500

(Deficit) Accumulated Prior to Development Stage	(43,646)	(43,646)

Retained Earnings Accumulated During The Development Stage	9,346	—

TOTAL SHAREHOLDERS’ EQUITY	$59,500	$45,854

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
DECEMBER 31, 2007 AND 2006

	Development Stage

	2007	2006

REVENUES	$—	$19,200

GENERAL AND ADMINISTRATIVE EXPENSES	9,072	25,850

REALIZED AND UNREALIZED GAINS AND LOSSES ON INVESTMENTS	18,418	(41,400)

INCOME (LOSS) BEFORE TAXES	9,346	(48,050)

PROVISION FOR INCOME TAXES	(1,600)	—

TAX BENEFIT OF NET OPERATING LOSS CARRYFORWARD	1,600	—

NET INCOME (LOSS)	$9,346	$(48,050)

NET INCOME (LOSS) PER SHARE:
Basic and Diluted	$—	$(.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING – BASIC AND DILUTED	3,006,975	2,100,000

See accompanying notes to financial statements.

THE PARKVIEW GROUP
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2007 AND 2006

				RETAINED EARNINGS (DEFICIT)

	COMMON STOCK $.001 PAR VALUE		ADDITIONAL PAID IN	PRIOR TO DEVELOPMENT	DURING DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	STAGE	STAGE	TOTAL

BALANCE – January 1, 2006	1,500,000	$1,500	$—	$4,404	$—	$5,904

CONTRIBUTION OF MARKETABLE EQUITY SECURITIES BY SHAREHOLDERS			86,500			86,500

ISSUANCE OF COMMON STOCK	1,500,000	1,500				1,500

NET LOSS FOR THE PERIOD				(48,050)		(48,050)

BALANCE – December 31, 2006	3,000,000	3,000	86,500	(43,646)	—	45,854

ISSUANCE OF COMMON STOCK	17,200	17	4,283			4,300

NET INCOME FOR THE PERIOD					9,346	9,346

BALANCE – December 31, 2007	3,017,200	$3,017	$90,783	$(43,646)	$9,346	$59,500

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2007 AND 2006

	Development Stage

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$9,346	$(48,050)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) By Operating Activities:
Realized and Unrealized (Gain) Loss on Investment in Marketable Securities	(18,418)	41,400
Changes in Operating Assets and Liabilities:
Accounts Receivable	—	22,000
Accounts Payable	—	(16,500)

NET CASH (USED) BY OPERATING ACTIVITIES	(9,072)	(1,150)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Stock Issuance	4,300	1,500
Proceeds from Sale of Marketable Securities	16,018	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	20,318	1,500

NET INCREASE IN CASH	11,246	350

CASH – Beginning of Period	754	404

CASH – End of Period	$12,000	$754

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest Paid	$—	$—

Taxes Paid	$—	$—

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE A -	BUSINESS AND ACCOUNTING POLICIES –

Business:

The Parkview Group, Inc. (“Parkview”) was incorporated as a privately held corporation in the State of Delaware on April 7, 1999. The Company conducts its management consulting business from its office located in Boca Raton, Florida.

Effective January 1, 2007, in addition to its consulting business, management decided to devote substantial efforts to raising capital through the sale of common stock to provide funding for activities, including those connected with its newly adopted line of business (marketing of assets acquired from distressed companies) and, accordingly, “Parkview” is now classified as a development stage company.

Estimates:

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the financial statements.

Marketable Securities:

Investments in marketable equity securities are included in current assets, classified as trading securities and reported at fair value based on quoted market prices. Unrealized gains and losses are recorded net in the statements of operations and reflect changes in the fair value of the investment during the period. Realized gains and losses resulting from the sale of the underlying security are netted with unrealized gains and losses in the accompanying statements of operations.

Revenue Recognition:
Consulting fee revenues are recorded as earned and billed monthly to clients.

Income Taxes:

Income taxes are determined based upon income and expenses recorded for financial reporting purposes. Deferred taxes are recorded for estimated future tax effects of differences between the bases of assets and liabilities for financial reporting and income tax purposes giving consideration to enacted tax laws.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE A -	BUSINESS AND ACCOUNTING POLICIES – (continued) -

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share are similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. There were no potentially dilutive common shares outstanding during the periods presented.

NOTE B -	INVESTMENTS IN MARKETABLE EQUITY SECURITIES –

Marketable equity securities are classified as trading securities. Unrealized losses, measured as the difference between original cost and fair value, are reflected in the accompanying financial statements as follows:

	2007	2006

Unrealized (Losses)	$(11,500)	$(41,400)

NOTE C -	INCOME TAXES –

The Company has a net operating loss carryforward, of approximately $20,000, which may be carried forward through the year 2027, to offset future taxable income. In addition, the Company has a net capital loss carryforward, of approximately $11,000, available to offset future capital gains through the year 2012.

Significant components of the Company’s net deferred tax assets and liabilities, computed at approximately 20%, are as follows:

	2007	2006

Deferred Tax Assets:
Net operating loss carryforward	$4,000	$2,000
Capital loss carryforward	2,000	—
Unrealized loss on investments	—	13,000

	6,000	15,000
Deferred Tax Liabilities:
Unrealized gain on investments	(6,000)	—

Valuation Allowance	—	(15,000)

NET DEFERRED TAX ASSETS	$—	$—

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE C -	INCOME TAXES – (continued) -

The valuation allowance changed during the two years ended December 31, 2007 resulting from changes in the loss carryforwards and unrealized gain and losses on investments in marketable securities as follows:

	2007	2006

Valuation Allowance - January 1	$15,000	$2,000

Increase (decrease) relating to timing differences	(15,000)	13,000

Valuation Allowance – December 31	$—	$15,000

                    The income tax provision relating to earnings (loss) consisted of the following:

	2007	2006

Continuing Operations:
Federal income tax expense (benefit) at statutory rates	$1,400	$(7,000)
State income tax expense (benefit)	200	(2,200)

	1,600	(9,200)
Tax benefit of net operating loss	(1,600)	—
Valuation allowance	—	(9,200)

NET TAX PROVISION	$—	$—

NOTE D -	SHAREHOLDERS’ EQUITY –

Initial Private Placement:
In August 2007, the Company completed a private placement of 17,200 restricted shares of common stock at $.25 per share to individual investors.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE E -	RELATED PARTY TRANSACTIONS –

Capital Contributions:
During 2006, certain shareholders contributed marketable equity securities having a fair value of $86,500 to the Company. The securities were those of the Company’s major customer.

Consulting and Other Fees:
Payments to shareholders for consulting and office administration expenses amounted to $2,429 and $23,134 in 2007 and 2006, respectively.

Occupancy Costs:
Office space is being provided to the Company by one of the shareholders at no cost. The accompanying financial statements do not contain an estimated expense relating to occupancy costs.

NOTE F -	CONCENTRATION OF RISK –

Customer:
One former customer accounted for all of the Company’s consulting revenues for the year ended December 31, 2006.

NOTE G -	SUBSEQUENT EVENTS –

Stock Repurchase:
In January 2008, the Company purchased and cancelled 1,502,000 common shares for $2,000.

Dividend Payment:

In May 2008, the Board of Directors declared a dividend of $.0355 per share to shareholders of record on May 15, 2008. In lieu of cash, the Company cancelled a $53,000 loan receivable from a principal shareholder.

Second Private Placement:

In June 2008, the Company commenced a second private placement of 250,000 shares of its restricted common stock at $.50 per share. Through October 21, 2008, a total of 99,000 shares of common stock have been purchased by individual investors.

THE PARKVIEW GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

SEPTEMBER 30, 2008

(UNAUDITED)

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS
SEPTEMBER 30, 2008
(UNAUDITED)

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
SEPTEMBER 30, 2008
(UNAUDITED)

ASSETS

CURRENT ASSETS:
Cash	$34,671

TOTAL CURRENT ASSETS	34,671

PROPERTY AND EQUIPMENT – Net of Allowance For Depreciation of $254	1,442

TOTAL ASSETS	$36,113

SHAREHOLDERS’ EQUITY

COMMON STOCK - $.001 Par Value; 20,000,000 Shares Authorized; 1,614,200 Shares Issued and Outstanding	$1,614

ADDITIONAL PAID-IN CAPITAL	86,146

(DEFICIT) ACCUMULATED PRIOR TO DEVELOPMENT STAGE	(43,646)

(DEFICIT) ACCUMULATED DURING DEVELOPMENT STAGE	(8,001)

TOTAL SHAREHOLDERS’ EQUITY	$36,113

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(UNAUDITED)

	Nine Months Ended September 30, 2008	Development Stage January 1, 2007 to September 30, 2008

REVENUES	$—	$—

GENERAL AND ADMINISTRATIVE EXPENSES	17,225	26,297

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS	(122)	18,296

NET (LOSS)	$(17,347)	$(8,001)

NET (LOSS) PER SHARE:
Basic and Diluted	$(.01)	$—

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING –

Basic and Diluted	1,554,276	2,385,364

See accompanying notes to financial statements.

THE PARKVIEW GROUP
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF SHAREHOLDERS’ EQUITY
NINE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED)

				RETAINED EARNINGS (DEFICIT)

	COMMON STOCK $.001 PAR VALUE		ADDITIONAL PAID IN	PRIOR TO DEVELOPMENT	DURING DEVELOPMENT
	SHARES	AMOUNT	CAPITAL	STAGE	STAGE	TOTAL

BALANCE – January 1, 2008	3,017,200	$3,017	$90,783	$(43,646)	$9,346	$59,500

COMMON STOCK REPURCHASED	(1,502,000)	(1,562)	(498)	—	—	(2,000)

DIVIDENDS DECLARED	—	—	(53,540)	—	—	(53,540)

COMMON STOCK ISSUED	99,000	99	49,401	—	—	49,500

NET LOSS					(17,347)	(17,347)

BALANCE – September 30, 2008	1,614,200	$1,614	$86,146	$(43,646)	$(8,001)	$36,113

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2008
(UNAUDITED)

	Nine Months Ended September 30, 2008	Development Stage January 1, 2007 to September 30, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(17,347)	$(8,001)
Adjustments to Reconcile Net (Loss) to Net
Cash Provided (Used) By Operating Activities:
Depreciation	254	254
Loss (Gain) on Investment in Marketable Securities	122	(18,296)

NET CASH (USED) BY OPERATING ACTIVITIES	(16,971)	(26,043)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Stock Issuance	49,500	53,800
Dividends Paid	(540)	(540)
Stock Repurchases	(2,000)	(2,000)
Proceeds from Sale of Marketable Securities	47,378	63,396

NET CASH PROVIDED BY FINANCING ACTIVITIES	94,338	114,656

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans Paid to Shareholders	(53,000)	(53,000)
Property and Equipment Purchased	(1,696)	(1,696)

NET CASH (USED) BY INVESTING ACTIVITIES	(54,696)	(54,696)

NET INCREASE IN CASH	22,671	33,917

CASH – Beginning of Period	12,000	754

CASH – End of Period	$34,671	$34,671

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest Paid	$—	$—

Taxes Paid	$—	$—

See accompanying notes to financial statements.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE A -	BUSINESS AND ACCOUNTING POLICIES –

Business:

The Parkview Group, Inc. (“Parkview”) was incorporated as a privately held corporation in the State of Delaware on April 7, 1999. The Company conducts its management consulting business from its office located in Boca Raton, Florida.

Effective January 1, 2007, in addition to its consulting business, management decided to devote substantial efforts to raising capital through the sale of common stock to provide funding for activities, including those connected with its newly adopted line of business (marketing of assets acquired from distressed companies) and, accordingly, “Parkview” is now classified as a development stage company.

Basis of Presentation:

These interim financial statements are unaudited and have been prepared by the Company, under rules and regulations of the Securities and Exchanges Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information not misleading.

These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for fair presentation of the information contained herein. These financial statements should be read in conjunction with the Company’s audited financial statements and accompanying notes for the year ended December 31, 2007. The Company adheres to the same accounting policies in preparation of interim financial statements.

Estimates:

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the financial statements.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE A -	BUSINESS AND ACCOUNTING POLICIES – (continued) -

Earnings Per Share:

Basic earnings (loss) per share are computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings (loss) per share are similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued. There were no potentially dilutive common shares outstanding during the periods presented.

Property and Equipment:

Property and equipment is stated at cost less accumulated depreciation. Depreciation is accounted for on the straight line method based on estimated useful lives of the respective assets.

Income Taxes:

Income taxes are determined based upon income and expenses recorded for financial reporting purposes. Deferred taxes are recorded for estimated future tax effects of differences between the bases of assets and liabilities for financial reporting and income tax purposes giving consideration to enacted tax laws.

NOTE B -	INCOME TAXES –

As of September 30, 2008, the Company has a net operating loss carryforward, of approximately $37,000, which may be carried forward through the year 2028, to offset future taxable income. In addition, the Company has a net capital loss carryforward, of approximately $23,000, available to offset future capital gains through the year 2013.

At September 30, 2008, deferred tax assets, of approximately $10,000 relating to the potential tax benefit of future tax deductions, were offset by a valuation allowance due to the uncertainty of their recognition.

THE PARKVIEW GROUP, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE C -	SHAREHOLDERS’ EQUITY –

Stock Repurchase:

In January 2008, the Company purchased and cancelled 1,502,000 common shares for $2,000.

Dividend Payments:

In May 2008, the Board of Directors declared a dividend of $.0355 per share to shareholders of record on May 15, 2008. In lieu of cash, the Company cancelled a $53,000 loan receivable from a principal shareholder.

The Company does not anticipate paying dividends in the future.

Second Private Placement:

In June 2008, the Company commenced a second private placement of 250,000 shares of its restricted common stock at $.50 per share. Through November 6, 2008, a total of 99,000 shares of common stock have been purchased by individual investors.

NOTE D -	SUBSEQUENT EVENT –

Stock Repurchase:

In November, 2008, the Company purchased and cancelled 200,000 common shares for $200.

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THE PARKVIEW GROUP, INC.,
A Delaware Corporation

By:	/s/ Richard B. Frost

Richard B. Frost, President and Chief Executive Officer

Dated: April 14 , 2009